Exhibit 10.6

PNM RESOURCES, INC.
2016 OFFICER ANNUAL INCENTIVE PLAN

Introduction
PNM Resources, Inc. (the “Company” or “PNMR”) has adopted this 2016 Officer Annual Incentive Plan (the “Plan”) for the purpose of providing annual cash-based incentive awards (each an “Award”) to eligible Officers (as defined below). The Awards payable to Officers under the Plan are intended to qualify as Performance Cash Awards granted pursuant to Section 7.2 of the PNM Resources, Inc. 2014 Performance Equity Plan (the “PEP”). In the case of Officers who are Covered Employees as defined in the PEP, the Awards also are intended to qualify as Performance-Based Awards granted pursuant to Section 10 of the PEP.
Capitalized terms used in the PEP and not otherwise defined in this Plan document have the meanings given to them in the PEP.
Eligibility
All Officers of the Company are eligible to participate in the Plan. For purposes of the Plan, the term “Officer” means any employee who has the title of Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President or Vice President and who is in salary grade H18 or higher.
Award Determinations in General
Awards are based on the Incentive Earnings Per Share (“Incentive EPS”) levels for the Performance Period as set forth in Table 1 of Attachment A, the weighting between Corporate and Business Area Goals as described in Table 2 of Attachment A and Award levels achieved during the Performance Period as described in Table  3 of Attachment  A. The Performance Period began on January 1, 2016 and will end on December 31, 2016.
An Officer’s Award will equal the Officer’s share of the Incentive EPS Award Pool described below. If the Officer’s share of the appropriate Performance Award Pool described below is less than the Officer’s share of the Incentive EPS Award Pool; however, the Officer will receive the smaller amount.
An Officer’s share of the Incentive EPS Award Pool or the Performance Award Pool (individually, an “Award Pool”), as applicable, will be based upon the amount potentially payable to the Officer for the attained level of performance (Threshold, Target or Maximum), as determined in accordance with Table 3 of Attachment A, as compared to the aggregate amounts potentially payable for the attained level of performance to all of the Officers who are entitled to share in that Award Pool. In determining the amount potentially payable to an Officer, the base salaries will be determined as of January 1, 2016. In no event will the amount payable to an Officer exceed the indicated percentage of the Officer’s base salary for the attained performance level as set forth in Table 3 of Attachment A. In addition, in no event will the amount payable to one Officer be increased due to a decrease in the amount payable to any other Officer.
Incentive EPS Award Pool
In order for any Awards to be payable to eligible Officers, the Company must achieve the Threshold Incentive EPS level set forth in Table 1 of Attachment A. If the Company does not achieve the Threshold Incentive EPS level (calculated before any charges for amounts due pursuant to this Plan), no Awards are payable under the Plan to any Officer. If the Company achieves the Threshold Incentive EPS level (calculated before any charges for amounts due pursuant to this Plan), but the charges for amounts due pursuant to this Plan reduce the Incentive EPS to an amount below the Threshold Incentive EPS level, the Threshold level Incentive EPS Award Pool shall be reduced by the amount necessary to assure that the Incentive EPS is equal to the Threshold Incentive EPS level, unless the Committee, in the exercise of its discretion concludes that no Awards should be payable.
If the Threshold, Target or Maximum Incentive EPS levels, as listed in Table 1, are achieved, the aggregate potential Awards payable to the Officers at that level of performance (e.g., the aggregate level of Awards payable at Threshold, Target or Maximum as shown in Table 3 of Attachment  A) will make up the “Incentive EPS Award Pool.” If the actual Incentive EPS exceeds the minimum level for a performance level by at least $0.01, but is less than the maximum level for that performance level (e.g., if the actual Incentive EPS exceeds $1.49 but is less than $1.55), the Incentive EPS Award Pool will be increased by using straight-line interpolation between the size of the Incentive EPS Award Pool based on the attained level (e.g., Threshold) and the size of the Incentive EPS Award Pool at the next higher level (e.g., Target). The Committee has the discretion to increase the Incentive EPS Award Pool by an amount less than the amount determined by using straight-line interpolation. The Incentive EPS Award Pool is capped by the aggregate Maximum Awards shown in Table 3 for all eligible Officers.
Performance Award Pools
A Corporate Goals Scorecard and Business Area Goals Scorecard listing each performance measure established by the Committee will be maintained by the PNM Resources, Inc. Management Systems group. As set forth in Table 2 of Attachment A, the performance of the Chief Executive Officer and the Senior Officers (the Chief Operating Officer, the Executive Vice President and the Senior Vice Presidents) are measured 100% on the Corporate Goals Scorecard. Vice Presidents are measured 60% on the Corporate Goals Scorecard and 40% on the Business Area Goals Scorecard.
The “Performance Award Pool” for each Business Area is the amount that could be paid in the aggregate to the Vice Presidents assigned to that Business Area based on performance alone, determined by using the following multi-step process:

a)	Select the Scorecard results from the appropriate Corporate Goals and Business Area Goals Scorecards;

b)	Then multiply each result by the appropriate weighting for the Scorecard as set forth in Table 2 of Attachment A;

c)	Then multiply the total Vice President salaries for that Business Area by the Target Award Level as set forth in Table 3 of Attachment A;

d)	Then multiply the result of each Scorecard (Step b), expressed as a percentage of Target, by the aggregate base salaries of the Vice Presidents included in that Business Area (Step c); and

e)	Sum the results for the Vice President participants.
The Performance Award Pool for the Chief Executive Officer and the Senior Officers will be constructed by using the same process but will be based solely upon the Corporate Goals Scorecard.
Award Approval and Payout Timing
In February 2017, the Committee will determine and certify the level of Awards, if any, payable for the Performance Period in the manner described above. The final Awards calculation and recommendation to the Committee by management will be reviewed and certified by the Vice-President, Human Resources; Director, Audit and Cost of Service; Director, Management Systems group; and Vice President, Corporate Controller, respectively. The independent directors of the Board then will approve the Chief Executive Officer’s Award and the Committee will approve the Awards for all other Officers. To the extent Awards are payable under the Plan, the Company will make the payment on or before March 15, 2017 in a single lump sum cash payment, subject to applicable withholding.
The Committee shall retain the authority to adjust the Incentive EPS Award Pool and the Performance Award Pool, to adjust the level of attainment of the Incentive EPS or Corporate Goals and Business Area Goals Scorecards or to otherwise increase or decrease the amount payable with respect to any Award made pursuant to this Plan. Notwithstanding the foregoing, the Committee’s authority to increase Awards made pursuant to this Plan does not apply to Covered Employees.
Provisions for a Change in Control
If a Change in Control occurs during the Performance Period and the Officer remains employed by the Company or an Affiliate at the end of the Performance Period, the Officer may be entitled to receive an Award for the Performance Period as determined in accordance with the provisions of this Plan. If the Plan is modified after the occurrence of a Change in Control in a manner that has the effect of reducing the amounts otherwise payable under the Plan, an Officer who remains employed by the Company or an Affiliate at the end of the Performance Period will receive, at a minimum, an Award equal to 50% of the Maximum Award available under this Plan for the Performance Period.
If an Officer terminates employment with the Company or an Affiliate during the Performance Period due to a Qualifying Change in Control Termination, the Officer may be entitled to receive a special payment pursuant to the PNM Resources, Inc. Officer Retention Plan in lieu of any payments under this Plan.

Pro-rata Awards for Partial Service Periods
In certain circumstances (as set forth below) Officers may or may not be eligible for a Pro-rata Award under the Plan.
The following Officers may be eligible for a Pro-rata Award:

-	Officers who are newly hired during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

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Employees or Officers who are promoted, transferred or demoted during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

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Officers who are on leave of absence for any full month(s) during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

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Officers who terminate employment with the Company or an Affiliate during the Performance Period due to Impaction (as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan), Retirement or Disability.

-	Officers who die during the Performance Period, in which case the Award will be paid to the spouse of a married Officer, including a same sex spouse, or the estate of an unmarried Officer.
The following Officers are not eligible for any Award, including a Pro-rata Award:

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Officers who terminate employment with the Company or an Affiliate on or before the date on which Awards are distributed for the Performance Period for any reason other than death, Impaction (as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan), Retirement or Disability. As noted above, Officers who terminate employment with the Company or an Affiliate during the Performance Period due to a Qualifying Change in Control Termination may be entitled to receive a special payment pursuant to the PNM Resources, Inc. Officer Retention Plan in lieu of any payments under this Plan.

-	Officers who elect voluntary separation or Retirement in lieu of termination for performance or misconduct.
If an Officer is eligible for a Pro-rata Award, it will be calculated based on the number of full month(s) that the Officer was actively employed at each eligibility level during the Performance Period compared to the number of full months included in the Performance Period. (Note: Only months in which the Officer is actively employed on the payroll on the first and last day of the month will count as a full month.) Any Pro-rata Award to which an Officer becomes eligible pursuant to this paragraph will be paid to the Officer in a single lump sum cash payment subject to applicable withholding, on or before March 15, 2017.

Ethics
The purpose of the Plan is to fairly reward performance achievement. Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, shareholders, other employees or the Company or its Affiliates will be subject to disciplinary action, up to and including termination of employment, and will forfeit and be ineligible to receive any Award under the Plan.
Continuation of Employment
This Plan does not confer upon any Officer any right to continue in the employment of the Company or any Affiliate and does not limit the right of the Company or any Affiliate, in its sole discretion, to terminate the employment of any Officer at any time. This Plan also does not limit any right that the Company or any Affiliate has to terminate the employment of any Officer in accordance with any written employment agreement the Company and Officer may have.
Clawbacks
All Awards issued under this Plan are subject to potential forfeiture or recovery to the fullest extent called for by any Clawback Policy that may be adopted by the Company. By accepting an Award, an Officer consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy.
Amendments
The Committee, in its sole discretion, reserves the right to adjust, amend or suspend the Plan during the Performance Period. The Senior Vice President and General Counsel is hereby authorized to correct any typographical or similar errors in the Plan and any other documents issued in connection with the Plan.

/s/ Patrick V. Apodaca
Patrick V. Apodaca,
SVP and General Counsel

Dated: March _22_, 2016

ATTACHMENT A

Incentive EPS Table
(Table 1)

Incentive EPS[1]
No Award	Less than $1.49
Threshold	Greater than or equal to $1.49 and less than $1.55
Target	Greater than or equal to $1.55 and less than $1.67
Maximum	Greater than or equal to $1.67

Scorecard Weighting Table
(Table 2)

Scorecard Results
Scorecard Level	Corporate Weighting	Business Area Weighting
CEO & Senior Officers	100%	0%
Vice Presidents	60%	40%

Award Levels Table
(Table 3)

Award Levels	Threshold	Target	Maximum
CEO	55%	110%	220%

EVP	35%	70%	140%
SVP	27.5%	55%	110%

Vice-Presidents	20%	40%	80%

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1 Equals PNMR’s diluted EPS for the fiscal year ending December 31, 2016 calculated in accordance with Generally Accepted Accounting Principles and reported in the Company’s Form 10-K for PNM Resources adjusted to exclude the following items: (1) mark-to-market impact of economic hedges, (2) regulatory disallowances, (3) net change in unrealized impacts of plant decommissioning and coal mine reclamation trust securities, (4) gains or losses on reacquired debt, (5)  goodwill or other intangible asset impairments, (6)  impacts of acquisition and disposition activities, including particularly but not limited to pension expense or income associated with PNM’s former gas utility operations, (7) adoption of a new accounting pronouncement or a change in the interpretation of an existing accounting standard, (8)  the loss, impairment, or write-up of any deferred tax asset or liability that was earned and recognized in a prior tax year, but that must be revalued in the current year due to changes in state or federal tax law, (9)  judgments entered or settlements reached in litigation or other regulatory proceedings, (10) increases or decreases in the expenses associated with PNM’s retired generating stations, including but not limited to expenses incurred in demolition or environmental work of such retired generating stations, (11) costs associated with process improvement initiatives, and (12) changes to the liabilities associated with mine reclamation costs that are attributable to changes in the discount rates used to measure those liabilities, collateral costs associated with providing the required surety bond for reclamation with the State of New Mexico or changes due to actions taken by the New Mexico Public Regulation Commission. Diluted EPS expands on basic EPS by including the dilutive effect of common stock equivalents such as stock options and restricted stock awards.

A-1